Ex. 10.1 - LOI

LETTER OF INTENT

July 12, 2019

From:	2705908 ONTARIO INC. (the “Company”)
Harris and Harris
295 The West Mall, Suite 600
Toronto Ontario M9C 4Z4, Canada
Attention: Gregory Harris

To:	PCT LTD (the “Target”)
4235 Commerce Street
Little River, SC 29566
Attention: Jody Read, Chief Executive Officer

This binding letter of intent (the “Letter of Intent”) sets out the general terms and conditions of the proposed transaction between the Company and the Target by way of a loan agreement and option agreement (collectively, with any related transactions, the “Transaction”) pursuant to which the Company will be entitled to acquire at least 51% control of the Target, through the acquisition of common shares in the capital of the Target and direct issuance(s) of common shares from Target (the “Target Shares”). Upon completion of the Transaction, the Company will use its commercially reasonable efforts to complete a transaction to list on the TSX Venture Exchange (the “TSXV”) or the Canadian Securities Exchange (“CSE”), which transaction will likely be a reverse take-over with a publicly listed shell company and considered a “Qualifying Transaction” pursuant to the policies of the TSXV or the CSE (the “Qualifying Transaction”).

The acceptance of this Letter of Intent will be followed by the good faith negotiation of definitive documentation (the “Transaction Documents”), including a definitive loan agreement and option agreement (each, a “Definitive Agreement”).

All dollar amounts herein refer to Canadian dollars unless otherwise noted.

1.	The principal terms of the Transaction are as follows:

TARGET:	PCT LTD is a holding company located in Little River, South Carolina who, through its wholly owned operating subsidiary Paradigm Convergence Technologies Corporation (“PCT”), is focused on the commercial launch of its patented tracking system and environmentally safe, non-toxic antimicrobial solutions.

TRANSACTION:

The Company will enter into a loan agreement with the Target (the “Loan Agreement”) pursuant to which the Company will make a secured loan of US$1,450,000 (the “Loan”) to the Target on or before the Closing Date. A portion of the Loan amount shall be placed into the trust account of legal counsel to the Company and directed to fully repay approximately US$750,000 principal amount of convertible debt of the Target (the “Convertible Debt”) that is currently outstanding, and the balance shall be used as working capital. The Loan will be convertible, at the option of the Company, into common shares of the Target at US$0.04 per share (36,250,000 common shares). The Loan will automatically convert into common shares of the Target at US$0.04 per share upon completion of the Concurrent Placement (as defined below).

US$250,000 of the Loan (the “Escrowed Amount”) shall be placed into trust with legal counsel to the Company and held in escrow. The Escrowed Amount shall be: (i) released for the benefit of the Target and treated as part of the Loan to repay the Convertible Debt; or (ii) returned to the Company if the Loan is not advanced to the Target on or before the Closing Date.

The Company will enter into an option agreement with the Target (the “Option Agreement”) pursuant to which the Company will be entitled to subscribe for up to US$3,500,000 worth of common shares of the Target at a price of US$0.08 per share. The Option Agreement shall have a term of 4 months from the date of the Option Agreement and provide the Company with a right of first refusal on future share issuances of the Target (on financings and acquisition transactions) and a top up right such that the Company can maintain its shareholding percentage at a minimum of 51% of the common shares of the Target on a fully diluted basis through completion of the Transaction.

The Option Agreement shall specify that upon: (i) conversion of the Loan; and (ii) exercise of the Option Agreement, the Company will own approximately 51% of the common shares of the Target on a fully diluted basis. If the Company does not own 51% of the outstanding common shares of the Target, upon exercise of the Option Agreement, then the Target shall issue to and the Company shall subscribe for, common shares at the nominal price of $0.00001 per share, in order to provide Company with enough shares to bring Company’s ownership to 51%.

CONCURRENT FINANCING:

Concurrent with the completion of the Qualifying Transaction, the Company and the Target will work together to complete a private placement directly into the Company for gross proceeds of up to C$5,000,000 (the “Concurrent Placement”).

RIGHTS IN CANADA:	Subject to the completion of the Transaction, the Target and its subsidiary PCT each agree that its respective rights to operate its business in Canada shall be licensed on an exclusive and perpetual basis to the Company, or as it may direct, and shall provide documentation in form and content satisfactory to the Company in this respect.

THE COMPANY:

The Company will engage Francis J. Read, the CEO and a Director of the Target, to serve as CEO and a Director for Company, as well as continue in his current capacity as CEO and a Director of the Target, with the view of ensuring continuity with operations.

LOCK-UP PERIOD:

In connection with the completion of the Qualifying Transaction, the Company and Target agree that officers, directors and certain shareholders of such companies may be compelled by the TSXV or the CSE to sign escrow or lock-up agreements pursuant to which each of such individuals will agree not to sell, transfer, pledge, or otherwise dispose of or transfer the economic consequences of any securities of the Target held by such individuals and may also be subject to such escrow periods as may be imposed by any other applicable stock exchange.

DEFINITIVE AGREEMENT FOR QUALIFYING TRANSACTION:	In the Definitive Agreement for the Qualifying Transaction, (i) Target shall, acting reasonably, make such representations and warranties and provide such covenants, conditions and indemnities to the Company, and (ii) the Company shall, acting reasonably, make such representations and warranties and provide such covenants, conditions and indemnities to, in each case as are customary for transactions similar to the Qualifying Transaction. All documentation shall be in form and content satisfactory to each of the parties and their respective counsel. The Transaction Documents shall also contain such other terms, conditions and agreements to which the parties hereto may reasonably request and agree in order to complete the transactions contemplated in this Letter of Intent.

CLOSING DATE:	The funding of the Loan pursuant to the Definitive Agreements for the Transaction incorporating the terms hereof shall occur on or before July 30, 2019, or such other date as may be agreed upon by the Company and the Target (the “Closing Date”).

TIME OF ESSENCE:	Each of the Company and Target shall use commercially diligent efforts to pursue all matters necessary to complete the Transaction and the Qualifying Transaction, including, where necessary, obtaining necessary board approvals, shareholder approvals and to solicit proxies in favor of the Transaction and the Qualifying Transaction.

DUE DILIGENCE:

The Company and Target shall each be permitted, through their respective representatives and advisors, to conduct customary due diligence investigations of all aspects of the business, property and affairs of the other party. Each party shall make available to the other party, in a timely manner, all of their corporate records, including minute books, share ledgers, financial statements, tax returns, material contracts and all records maintained in connection with their business.

CONDITIONS:

The closing of the Transaction and/or Qualifying Transaction is subject to the following conditions:

  The parties entering into applicable Definitive Agreements and receipt by each party of all required consents, approvals and other authorizations of any regulatory authorities, shareholders or third parties (including executed payout letters from each holder of the Convertible Debt); and

  Satisfactory due diligence review by the Company, in its sole discretion, of all of the relevant corporate documents, contracts, liabilities and material agreements relating to the Target.

2.	(a) For the period commencing on the earlier of: (i) the date that legal counsel to the Company receives the Escrowed Amount and the Target receives a comfort letter from the Company substantiating the ability to raise funding required for the Loan; and (ii) the Closing Date, and ending on the Termination Date (defined below) (the “Exclusivity Period”) the Parties hereby agree to negotiate exclusively with a view to completing the Transaction and the Qualifying Transaction as soon as possible. Each Party agrees that, except as required by law, during the Exclusivity Period, neither it, its affiliates nor any of its representatives, officers, directors, employees, advisors or agents will, directly or indirectly, make, solicit or initiate enquiries from, or the submission of proposals or offers from, any other party or participate in any discussions or negotiations regarding, or furnish to any other party any further information with respect to any transaction involving a loan, or a recapitalization, restructuring, amalgamation, arrangement, merger, consolidation, business combination or joint venture that would in any such case result in a direct or indirect disposition of the shares or assets of either Party, or a material portion thereof or any similar transaction involving the Company, the Target or their respective subsidiaries, or otherwise co-operate in any way with, or assist or participate in or facilitate, any effort or attempt by any person to do or seek to do any of the foregoing. In the event of a breach of this provision by either Party (the “Defaulting Party”), the Defaulting Party shall pay the reasonable legal, accounting and other professional fees and expenses incurred by the other Party in respect of negotiating this Letter of Intent and other Transaction Documents and in preparing for the closing of the Transaction and/or Qualifying Transaction, with fees and costs capped at $100,000.
(b)	In the event that Target or any of its stockholders obtains a bona fide offer from a third party relating to a transaction which would materially interfere with the Transaction and/or Qualifying Transaction and which Target wishes to pursue at the instruction of its board of directors or a committee thereof, including without in any way limiting the generality of the foregoing, any such arrangement or agreement resulting from an unsolicited offer or proposal (such offer, a “Target Offer”), then Target shall provide forthwith a copy of the Target Offer to the Company (and in any event within one business day following receipt thereof).
(c)	During the Exclusivity Period, the Company and Target also agree to use commercially reasonable efforts to provide whatever information is required to complete the Transaction and/or Qualifying Transaction, including, without limitation, and completion of the information circular, listing statement or any other filing requirements in connection with the Transaction and/or Qualifying Transaction, including specifically two years of audited financial statements of the Target.
(d)	During the Exclusivity Period and until the end of the term of the Option Agreement, the Target shall not issue any securities without the prior written consent of the Company, other than common shares issued pursuant to the terms of the Convertible Debt remaining outstanding as at the date thereof.
3.	From the date of the acceptance of this Letter of Intent until the Termination Date, the Company and Target will operate their respective businesses in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.
4.	Each party shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this Letter of Intent and all legal and accounting fees and disbursements relating to preparing the necessary documents or otherwise relating to the transactions contemplated herein.
5.	Each party shall permit the other party and its counsel to participate fully in the preparation of all documentation to be used in connection with the approval of the Transaction and/or Qualifying Transaction.
6.	(a) No disclosure or announcement, public or otherwise, in respect of this Letter of Intent or the transactions contemplated herein will be made by any party without the prior approval of the other party as to timing, content and method, hereto, provided that the obligations herein will not prevent any party from making, after consultation with the other party, such disclosure as its counsel advises is required by applicable law or the rules and policies of applicable stock exchanges and/or trading platforms.

(b)	All information discovered or acquired by each of the parties hereto (the “Confidential Information”), in any form whether written, electronic or verbal, as to financial condition, business, properties, title, assets and affairs (including any material contracts) as may reasonably be requested by the other party, will be kept confidential by each party hereto and not be utilized for any purpose except in connection with the Transaction and/or Qualifying Transaction, notwithstanding either the termination of this Letter of Intent or its completion, other than information that:
(i)	was generally available to the public prior to the date of this Letter of Intent or has become, other than due to the default of the other party, generally available to the public;
(ii)	was available to a party on a non-confidential basis before the date of this Letter of Intent;
(iii)	has become available to a party on a non-confidential basis from a person who is not otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the party; or
(iv)	a party is legally required or compelled to disclose under applicable law or in any governmental, administrative, or judicial process.

(c)	No Confidential Information may be released to third parties other than legal counsel and other advisors to the parties without the prior consent of the provider thereof, except to the extent that such Confidential Information is compelled to be released by legal process or must be released to regulatory bodies or included in public documents.

(d)	All such Confidential Information in written form and documents will be returned to the party originally delivering them in the event that the Transaction is not consummated.

7.	Subject to written agreement to extend this Letter of Intent, this Letter of Intent shall terminate with the parties having no obligations to each other, other than in respect of the expense payment, confidentiality provisions and non-circumvention provisions contained in paragraphs 4, 6 and 8 respectively, on the day (the “Termination Date”) on which the earliest of the following events occurs:
a.	written agreement of the parties to terminate this Letter of Intent;
b.	the parties not entering into Definitive Agreements and funding of the Loan on or before the Closing Date; and
c.	any applicable regulatory authority having notified in writing any of the parties that it will not permit the Transaction and/or Qualifying Transaction to proceed.
8.	For a period of one year after the date hereof, the Target hereby covenants not to directly or indirectly approach or solicit the parties with whom the Company is dealing, for purposes of circumventing the Company and soliciting transactions (including loans) similar to the Transaction from such parties, without the prior written consent of the Company, which consent may be arbitrarily withheld. In the event that the Target, directly or indirectly, circumvents the Company and solicits and obtains transactions (including loans) similar to the Transaction from parties with whom the Company is dealing, then, in addition to all other remedies and damages to which the Company may be entitled, the Company shall be entitled to receive from the Target, a fee of $250,000.
9.	This Letter of Intent will constitute a legally binding agreement pending negotiation of the Transaction Documents and will inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No assignment of this Letter of Intent will be permitted without the consent of the other party.
10.	The binding obligation of this Letter of Intent, the Transaction Documents and other agreements contemplated herein and therein, if entered into, will be construed in all respects under and be subject to the laws of the Province of Ontario and the federal laws of Canada applicable therein which are applicable to agreements entered into and performed within the Province of Ontario.
11.	All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery, email transmission or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

in the case of notice to be given to the Company, be addressed to:

2705908 ONTARIO INC.

Harris and Harris

295 The West Mall, Suite 600

Toronto Ontario M9C 4Z4

Canada

Attention: Ron Hrynyk

Email: ronhrynyk1@gmail.com

Attention: Jacqueline Boddaert

Email: jboddaert1@gmail.com

With a copy to:

Harris + Harris LLP

Ref: 2705908 ONTARIO INC.

295 The West Mall, Suite 600

Toronto, Ontario M9C 4Z4

Attention: Gregory H. Harris

Email: gregharris@harrisandharris.com

and, in the case of notice to be given to Target, be addressed to:

PCT LTD

4235 Commerce Street

Little River, SC 29566

Attention: Jody Read

Email: jread@para-con.com

With a copy to:

DeMint Law, PLLC

3753 Howard Hughes Parkway

Second Floor, Suite 314

Las Vegas, Nevada 89169

Attention: Anthony N. DeMint, Esq.

Email: anthony@demintlaw.com

or at such other address as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received, if sent by email, on the first business day after sending or, if sent by registered mail, on the fifth business day after mailing or, if delivered, upon the date of delivery.

12.	This Letter of Intent constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.
13.	Each party will, at its own cost, execute and deliver any further agreements and documents and provide any further assurances as may be reasonably required by the other party to give effect to this Letter of Intent and, without limiting the generality of the foregoing, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required from time to time by all governmental authorities, the TSXV and/or CSE or as may be required from time to time under applicable securities legislation.
14.	Each party represents and warrants to the other that all negotiations relating to this Letter of Intent and the transactions contemplated by this Letter of Intent have been carried on between them directly, without the intervention of any other person on behalf of any party in such manner as to give rise to any valid claim against either of Target or the Company for a brokerage commission, finder’s fee or other similar payment.
15.	No supplement, modification, amendment, waiver, discharge or termination of this Letter of Intent is binding unless it is executed in writing by the party to be bound. No waiver of, failure to exercise or delay in exercising, any provision of this Letter of Intent constitutes a waiver of any other provision (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.
16.	Each provision of this Letter of Intent is distinct and severable. If any provision of this Letter of Intent, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Letter of Intent, or the legality, validity or enforceability of that provision in any other jurisdiction.
17.	This Letter of Intent may be executed in counterpart and evidenced by a facsimile or other electronic copy thereof and all such counterpart execution or facsimile copies shall constitute one document.

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In witness whereof the Company and Target have executed this Letter of Intent effective as of the date first above written.

2705908 ONTARIO INC.

Per:	/s/ Ron Hrynyk
Name: Ron Hrynyk
Title: Chairman

PCT LTD

Per:	/s/ F. Jody Read
Name: F. Jody Read
Title: CEO